                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No.   )*

                                  Traffix Inc.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                    892721101
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                                 (CUSIP Number)


                               DECEMBER 31, 2007
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 892721101                 13G


________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     AL FRANK ASSET MANAGEMENT, INC. 95-4074555
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
     CALIFORNIA, USA
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         592,529
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          NONE
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           867,286.15
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    NONE
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     867,286.15
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
     6.20%
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)
     IA
________________________________________________________________________________

CUSIP No. 892721101                  13G


________________________________________________________________________________
Item 1(a).  Name of Issuer:
     Traffix Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:
     One Blue Hill Plaza, 5th Floor, Pearl River, NY 10965
________________________________________________________________________________
Item 2(a).  Name of Person Filing:
     AL FRANK ASSET MANAGEMENT, INC.
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:
     32392 COAST HWY, SUITE 260 LAGUNA BEACH CA 92651
________________________________________________________________________________
Item 2(c).  Citizenship:
     CALIFORNIA, USA
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:
     COMMON STOCK
________________________________________________________________________________
Item 2(e).  CUSIP Number:
     892721101
________________________________________________________________________________

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 867,286.15

     (b)  Percent of class: 6.20%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 592,529

          (ii)  Shared power to vote or to direct the vote 0

          (iii) Sole power to dispose or to direct the disposition of 867,286.15

          (iv)  Shared power to dispose or to direct the disposition of 0

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.


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ITEM 10.  CERTIFICATIONS.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 13, 2008
                                        ----------------------------------------
                                                        (Date)


                                                   JOHN BUCKINGHAM
                                        ----------------------------------------
                                                      (Signature)


                                      JOHN BUCKINGHAM CEO & CHIEF PORTFOLIO MGR.
                                      ------------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).